Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
Kenny C. Guinn Elected to MGM MIRAGE Board of Directors
     Las Vegas, Nevada, May 22, 2007 — MGM MIRAGE (NYSE: MGM) today announced that former Nevada Gov. Kenny C. Guinn has been elected to the Company’s Board of Directors.
     “We are very pleased and honored to announce the addition of Kenny Guinn to the MGM MIRAGE Board of Directors,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “His vast experience in both the public and private sector will serve as a tremendous asset to the future direction of our Company.”
     Mr. Guinn served as Governor of the State of Nevada (1999-2006) and President of the University of Nevada at Las Vegas (1994-1995). He was Chairman of the Board of Southwest Gas Company (1993-1997) and Chairman and Chief Executive Officer of Southwest Gas (1988-1993). He was also President and Chairman of the Board of PriMerit Bank (1987-1988), Vice President of Nevada Savings and Loan (1978-1987) and Superintendent of Clark County School District (1968-1978).
     Mr. Guinn is retired and also serves on the board of the Service 1st Bank of Nevada, a recently formed banking corporation.
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     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.
CONTACTS:

Investment Community	Media
JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer & Treasurer	Senior Vice President of Public Affairs
(702) 693-8877	(702) 891-7147 or afeldman@mirage.com